News Release

Contact:

Carole Casto

Executive Director – Corporate Communications

(317) 610-2480

For Immediate Release

July 30, 2013

Cummins reports strong results for the second quarter of 2013, expects full year revenues to be in line with 2012

  Second quarter revenues of $4.5 billion and EBIT of 13.7 percent of sales

  Maintains full year EBIT guidance to be in the range of 13 to 14 percent of sales

COLUMBUS, IN – Cummins Inc. (NYSE: CMI) today reported results for the second quarter of 2013.

Second quarter revenues of $4.5 billion increased 2 percent from the second quarter of 2012.  Revenues in North America increased by 7 percent and international revenues declined by 4 percent.  Within international markets, growth in Brazil and China was offset by weaker demand in Europe, India and Mexico.

Earnings before interest and taxes (EBIT) were $621 million or 13.7 percent of sales, compared to $663 million or 14.9 percent of sales a year ago, excluding special items.

Net income attributable to Cummins in the second quarter was $414 million ($2.20 per diluted share), compared to $465 million ($2.45 per diluted share) in the second quarter of 2012 excluding special items.

Second quarter revenues increased 15 percent from the first quarter of 2013 and EBIT improved to 13.7 percent of sales from 11.1 percent.

“Revenues increased primarily due to higher demand in North America, helped by market share gains in the medium duty truck market,” said Chairman and CEO Tom Linebarger.  “I am pleased with our execution this quarter and profitability improved significantly from first quarter levels.  The recent increase in our dividend, coupled with our ongoing share repurchase program, underscore our confidence in the Company’s future.”

Based on the current forecast, the Company expects full year revenues to be flat compared to 2012 and EBIT to be in the range of 13 to 14 percent of sales.

Recent highlights include:

  Cummins increased its dividend by 25%

  The Company repurchased 2.6 million shares of common stock

  Cummins was one of only two industrial companies to be ranked among Gartner’s Top 25 Supply Chain companies

  Cummins was named one of the Top 50 companies for diversity by DiversityInc for the seventh consecutive year

Second quarter detail (all comparisons to same period in 2012)

Engine Segment

  Sales – $2.7 billion, down 7 percent
  Segment EBIT – $339 million, or 12.8 percent of sales, compared to $376 million or 13.2 percent of sales
  Lower demand in stationary power, global mining and the heavy-duty truck market in North America were the most significant drivers of the lower revenues
  Demand increased for medium duty truck engines in North America and Brazil

Components

  Sales - $1.1 billion, an increase of 8 percent
  Segment EBIT - $136 million, or 12.2 percent of sales, compared to $116 million or 11.2 percent of sales
  Higher revenues primarily related to higher on-highway demand in Brazil, China and North America

Power Generation

  Sales – $814 million, down 10 percent
  Segment EBIT – $76 million, or 9.3 percent of sales, compared to $94 million or 10.3 percent of sales
  Weaker demand in most international markets offsetting stronger revenues in North America

Distribution

  Sales – $954 million, up 1% excluding acquisitions
  Segment EBIT – $100 million, or 10.5 percent of sales, compared to $92 million or 11.6 percent of sales
  Higher power generation and parts sales in North America offset by lower power generation sales in Europe and the Middle East

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 46,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 6,500 dealer locations. Cummins earned $1.65 billion on sales of $17.3 billion in 2012. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at @Cummins and on YouTube at CumminsInc.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future.  These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2013.  Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2012 Annual Report on Form 10-K.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference